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Master Manufacturing Services Agreement

PATHEON UK LIMITED

&

ÉCLAT PHARMACEUTICALS L.L.C

November 8, 2012

ARTICLE 1	STRUCTURE OF AGREEMENT AND INTERPRETATION 1

1.1	Master Agreement 1

1.2	Product Agreements 1

1.3	Definitions 2

1.4	Interpretation 5

1.5	Appendix 1 and Exhibits 5

ARTICLE 2	PATHEON’S MANUFACTURING SERVICES 6

2.1	Manufacturing Services 6

2.2	Active Material Yield 8

ARTICLE 3	ÉCLAT’S OBLIGATIONS 9

3.1	Payment 9

3.2	Active Materials 9

ARTICLE 4	CONVERSION FEES AND COMPONENT COSTS 9

4.1	First Year Pricing 9

4.2	Price Adjustments - Annual or Year over Year Price Adjustments 10

4.3	Price Adjustments — Within the Current Year 11

4.4	Adjustments Due to Technical Changes 11

4.5	Multi-Country Packaging Requirements 12

ARTICLE 5	ORDERS, SHIPMENT, INVOICING, PAYMENT 12

5.1	Orders and Forecasts 12

5.2	Reliance by Patheon 13

5.3	Minimum Orders 13

5.4	Shipments 13

5.5	Invoices and Payment 14

ARTICLE 6	PRODUCT CLAIMS AND RECALLS 14

6.1	Product Claims 14

6.2	Product Recalls and Returns 15

6.3	Patheon’s Responsibility for Defective and Recalled Products 15

6.4	Disposition of Defective or Recalled Products 16

6.5	Healthcare Provider or Patient Questions and Complaints 16

6.6	Sole Remedy 17

ARTICLE 7	CO-OPERATION 17

7.1	Quarterly Review 17

7.2	Governmental Agencies 17

7.3	Records and Accounting by Patheon 17

7.4	Inspection 17

7.5	Access 17

7.6	Notification of Regulatory Inspections 18

7.7	Reports 18

7.8	FDA Filings 18

ARTICLE 8	TERM AND TERMINATION 19

8.1	Initial Term 19

8.2	Termination for Cause 19

8.3	Product Discontinuation 20

8.4	Obligations on Termination 20

ARTICLE 9	REPRESENTATIONS, WARRANTIES AND COVENANTS 21

9.1	Authority 21

9.2	Éclat Warranties 21

9.3	Patheon Warranties 22

9.4	Debarred Persons 22

9.5	Permits 23

9.6	No Warranty 23

ARTICLE 10	REMEDIES AND INDEMNITIES 23

10.1	Consequential Damages 23

10.2	Limitation of Liability 23

10.3	Indemnification by Patheon 24

10.4	Indemnification by Éclat 24

10.5	Reasonable Allocation of Risk 24

ARTICLE 11	CONFIDENTIALITY 25

11.1	Confidentiality 25

ARTICLE 12	DISPUTE RESOLUTION 25

12.1	Commercial Disputes 25

12.2	Technical Dispute Resolution 25

ARTICLE 13	MISCELLANEOUS 26

13.1	Inventions 26

13.2	Intellectual Property 26

13.3	Insurance 26

13.4	Independent Contractors 27

13.5	No Waiver 27

13.6	Assignment 27

13.7	Force Majeure 27

13.8	Additional Product 28

13.9	Notices 28

13.10	Severability 29

13.11	Entire Agreement 29

13.12	Other Terms 29

13.13	No Third Party Benefit or Right 29

13.14	Execution in Counterparts 29

13.15	Use of Éclat Name 29

13.16	Governing Law 30

MASTER MANUFACTURING SERVICES AGREEMENT
THIS MASTER MANUFACTURING SERVICES AGREEMENT (the “Agreement”) made as of the 8th day of November 2012 (“Effective Date”)
BETWEEN:
PATHEON UK LIMITED, a company incorporated in England & Wales (registered number 3764421) with registered office at Kingfisher Drive, Covingham, Swindon, Wiltshire SN35BZ, United Kingdom (“Patheon”), and
ÉCLAT PHARMACEUTICALS, L.L.C., a company incorporated in Delaware (USA) whose principal place of business is at 699 Trade Center Blvd., Suite A, Chesterfield, MO 63005 USA (“Éclat”).
WHEREAS, Éclat and Patheon have previously entered into Product Development Agreements for the development of certain Éclat-owned Products by Patheon;
WHEREAS, Patheon has the ability and know how to manufacture such Products in its facilities and are operated and maintained at all times in accordance with all applicable regulatory laws and regulations; and WHEREAS, the parties wish to enter into this Agreement where Patheon agrees to exclusively manufacture the Products for Éclat and Éclat agrees to purchase the Products on an exclusive basis from Patheon in accordance with the terms of this Agreement.
THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:
ARTICLE 1

STRUCTURE OF AGREEMENT AND INTERPRETATION
1.1    Master Agreement. This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon may perform Manufacturing Services for Éclat or any Affiliate of Éclat, at the manufacturing site where the Affiliate of Patheon resides. This “master” form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of multiple Products through Patheon’s global network of manufacturing sites through the issuance of site specific Product Agreements without having to re-negotiate the basic terms and conditions contained herein.
1.2    Product Agreements. This Agreement is structured so that a Product Agreement may be entered into by the parties for the manufacture of a particular Product at a Patheon or any Affiliate of Patheon manufacturing site. Each Product Agreement will be governed by the terms and conditions of this Agreement unless the parties to the Product Agreement expressly modify the terms and conditions of this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be in the general form and contain the information set forth in Appendix 1 hereto.
1.3    Definitions.
The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Active Materials”, “Active Pharmaceutical Ingredients” or “API” means the materials listed in Schedule ED of a Product Agreement hereto;
“Affiliate” means: (a) a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or (b) a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or (c) a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement. For the purposes of this definition, “control” means the ownership of shares carrying at least a majority of the votes in respect of the election of the directors of a corporation.
“Annual Report” means the annual report as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2) or relevant update;
“Annual Product Review Report” means the annual product review report as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e) or relevant update;
“Annual Volume” means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B of a Product Agreement hereto;
“Applicable Laws” means (i) with respect to Patheon, the Laws of the jurisdiction where the Manufacturing Site is located; and (ii) with respect to Éclat and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed and marketed as such are agreed and understood by the parties in this Agreement;
“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;
“Bill Back Items” means the expenses in respect of all third-party supplier fees for the purchase of columns, standards, tooling, PAPR or PPE suits (where applicable), RFID tags and supporting equipment and other project specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components;
“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United Kingdom or in the United States or in the country where the Manufacturing Site is located;
“cGMPs” means current good manufacturing practices as described in: (a) Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations; and (b) EC Directive 2003/94/EC, together with the latest FDA and EMEA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;
“Components” means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labelling for the Products), required to be used in order to produce the Products in accordance with the Specifications, other than the Active Materials;
“Confidentiality Agreement” means the agreement relating to the non-disclosure of confidential information entered into between Éclat and Patheon Inc., dated 16 November 2010 which shall apply to all confidential information about the parties and the Services to be conducted under this Contract and such Confidentiality Agreement is deemed to be incorporated herein by reference;
“Deficiency Notice” shall have the meaning ascribed thereto in Section 6.1(a); “EMEA” means the European Medicines Agency;
“FDA” means the United States government department known as the Food and Drug Administration and any successor agency having substantially the same function;
“Firm Orders” has the meaning specified in Section 5.1(b);
“Initial Set Exchange Rate” means as of the Effective Date of a Product Agreement, the initial exchange rate set forth in the Product Agreement to convert one unit of the billing currency into the Patheon Manufacturing Site local currency, calculated as the daily average interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the 90 day period immediately preceding the Effective Date as published by OANDA.com `The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;
“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyright and industrial designs; trade secrets and know how;
“Invention” means information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;
“Inventory” means all inventories of Components and work-in-process produced or held by Patheon in connection with the manufacture of the Products but, for greater certainty, does not include the Active Materials;
“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;
“Manufacturing Services” means the manufacturing, quality control, quality assurance and stability testing, packaging and related services, as contemplated in this Agreement, required to produce Products from Active Materials and Components;
“Manufacturing Services Based Intellectual Property” means Intellectual Property generated or derived by Patheon in the course of performing any Manufacturing Services or otherwise generated or derived by Patheon in connection with the conduct of its business which Intellectual Property is not specific to, or dependent upon, Éclat ‘s Active Material or Product including, without limitation, Inventions and Intellectual Property which may have application to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems beyond the specific requirements of the Product(s);
“Manufacturing Site” means the facility owned and operated by Patheon or an Affiliate of Patheon where the Manufacturing Services will be performed as identified in a Product Agreement.
“Materials” mean all Components, Bill Back Items and other materials used in the manufacture of the Product other than Active Materials;
“Maximum Credit Value” means the maximum value of Active Materials that may be credited by Patheon pursuant to this Agreement, as set forth in Schedule D of a Product Agreement;
“Minimum Run Quantity” means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B of a Product Agreement;
“Price” means the price measured in US$ to be charged by Patheon regarding Product manufactured and supplied hereunder as delivered to Éclat or its designee, and is comprised of the fees for the Manufacturing Services, and the costs for Components, Bill Back Items and Materials and handling charges which Price is fully described in Schedule B of a Product Agreement;
“Product(s)” means the products listed in Schedule A of a Product Agreement;
“Product Agreement” means the agreement between Patheon or an Affiliate of Patheon and Éclat or an Affiliate of Éclat issued under this Agreement in the form set forth in Appendix 1 (including Schedules A to D) under which Patheon or an Affiliate of Patheon will perform Manufacturing Services at a particular Manufacturing Site;
Product Development Agreement(s) means the agreements entered into between Patheon and Éclat for the development of the Products listed in Schedule A to a Product Agreement;
“Quality Agreement” means the agreement attached hereto as Exhibit C;
“Regulatory Authority” means the FDA, EMEA or any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products in the Territory;
“Reset Date” means, with reference to any particular Year, November 1st of the immediately preceding Year;
“Set Exchange Rate” means the exchange rate to convert one unit of the billing currency into the Patheon Manufacturing Site local currency for each Year, calculated as the average daily interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the full year period (October 1st [preceding year] to September 30th) as published by OANDA.com ‘The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;
”Specifications” means the file, for each Product, which was developed by Patheon and Éclat and approved by Éclat and is owned by Éclat and provided to Patheon in accordance with the procedures listed in Schedule A of a Product Agreement hereto and which contains documents relating to such Product, including, without limitation: (a) specifications for Active Materials and Components; (b) manufacturing specifications, directions and processes; (c) storage requirements; (d) all environmental, health and safety information relating to the Product including material safety data sheets; and (e) the finished Product specifications, packaging specifications and shipping requirements for each Product; all as updated, amended and revised from time to time by Patheon or Éclat in accordance with the terms of this Agreement or the Product Development Agreements; all such updates, amendments and revisions will require approval by Éclat.
“Technical Dispute” has the meaning specified in Section 12.2;
“Territory” means the world unless otherwise identified in a Product Agreement.
“Third Party Rights” means the Intellectual Property of any third party;
“Year” means in the first year of this Agreement or in the first year of a Product Agreement the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter shall mean a calendar year.
1.4    Interpretation.
(a)    The division of this Agreement into Articles, sections, subsections, an Appendix (including Schedules), and Exhibits and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix or Exhibit refers to the specified Section, Appendix or Exhibit to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Appendix, Exhibit or the provision hereof.
(b)    Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.
1.5    Appendix 1 and Exhibits.
Appendix 1 and the following Exhibits are attached to, incorporated in, and form part of this Agreement:

Appendix 1 - Form of Product Agreement (Including Schedules A to D)

Exhibit A	Batch Numbering and Expiration Dates

Exhibit B	Technical Dispute Resolution

Exhibit C	Commercial Quality Agreement

Exhibit D	Shipping Logistics Protocol

Exhibit E	Quarterly Active Materials Inventory Report

Exhibit F	Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield

Exhibit G	Exclusive Components Purchasing Summary

ARTICLE 2

PATHEON’S MANUFACTURING SERVICES
2.1    Manufacturing Services.
(a)    Patheon shall provide the Manufacturing Services for the Territory for the fees specified in a Product Agreement in Schedules B and C in order to produce Products for Éclat. Schedule B to a Product Agreement sets forth in detail cost items that are included in the Price for Products and those cost items excluded from the Price that are subject to additional fees to be paid by Éclat.
(b)    Subject always to clause 13.6, and unless otherwise stated in a Product Agreement, Patheon may change the Manufacturing Site for the Products only upon providing Éclat with a twelve (12) month written notice and obtaining the prior written consent of Éclat, such consent not to be unreasonably withheld. Éclat may reasonably withhold consent for the change in Manufacturing Site until Patheon provides Éclat with sufficient quantity of Product(s) to ensure an uninterrupted supply to the market. Other than for Neostigmine and Phenylephrine, which are subject to the provisions of the relevant Product Agreement, in the event that Patheon changes the Manufacturing Site of a Product for reasons solely at Patheon’s election, specifically a decision taken by Patheon to close the then current Manufacturing Site for the Product, Patheon shall be solely responsible for all its costs and expenses associated with the change in Manufacturing Site, including all tech transfer costs, and Patheon shall not increase the Price it charges Éclat for the Products solely as a result of the change in Manufacturing Site.
(c)    If Manufacturing Services under a Product Agreement have not commenced within 12 months of the date of execution of this Agreement Patheon reserves the right to amend the fees set out in Schedules B and C to a Product Agreement.
(d)    Patheon shall manufacture Products only for Éclat and only in response to and in compliance with purchase orders based on Firm Orders delivered by Éclat to Patheon.
(e)    Patheon shall be the exclusive manufacturer of Products offered for sale by Éclat in the Territory.
(f)    In providing the Manufacturing Services, Patheon and Éclat agree that:

(i)	Conversion of Active Materials and Components. Patheon shall convert Active Materials and Components into Products;

(ii)
Quality Control and Quality Assurance. Patheon shall perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Éclat shall be the responsibility of Patheon’s quality assurance group. Patheon shall perform its batch review and release responsibilities in accordance with standard, operating procedures. Each time Patheon ships Products to Éclat or its designee, it shall provide to Éclat a certificate of analysis and certificate of compliance including a statement that the batch has been manufactured and tested in accordance with Specifications and cGMPs. Éclat will have sole responsibility for the release of Products from Patheon to Éclat or its designee and to the market.

(iii)	Components. Patheon shall purchase and test all Components (with the exception of those that are supplied by Éclat) at Patheon’s expense and as specified by the Specifications.

(iv)
Stability Testing. Subject to the provisions of the Product Development Agreement(s), Patheon shall conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods specified in Schedule C to a Product Agreement. No changes shall be made to these testing protocols without prior written approval from Éclat. In the event of a confirmed stability test failure, Patheon will notify Éclat within one Business Day, after which Patheon and Éclat shall jointly determine the proceedings and methods to be undertaken to investigate the causes of such failure, including which party shall bear the cost of such investigation; provided that Patheon shall not be liable for any such costs unless there has been a failure by it to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws. Patheon will procure the provision of any and, all data and results relating to the stability testing upon request by Éclat.

(v)
Packaging. Patheon shall pack the Products as set out in the Specifications. Éclat shall be responsible for the cost of artwork development. Patheon shall make arrangements for and implement the imprinting of batch numbers and expiration dates for each Product shipped. Such batch numbers and expiration dates shall be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. The system used by Patheon for batch numbering and expiration dates is detailed in Exhibit A hereto. Éclat may, in its sole discretion, make changes to labels, product inserts and other packaging for the Products, which changes shall be submitted by Éclat to all applicable governmental agencies and other third parties responsible for the approval of the Products. Éclat shall be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon’s name shall not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon expressly consents to such use of its name in writing.

(vi)
Active Materials and Éclat Supplied Components Importing. At least forty-five (45) days prior to the scheduled production date, Éclat shall furnish to Patheon at the Manufacturing Site, DDP (Incoterms 2010), the Active Materials, free of charge in such quantities as are necessary to enable Patheon to manufacture the desired quantities of Product on the requested delivery date. If such Active Materials are not received forty-five (45) days in advance, Patheon will be entitled to delay shipments of Product caused by the re-scheduling of production; provided, however, that, Patheon shall be entitled to delay shipments until such later date as agreed to by the parties, but not to exceed thirty (30) days beyond the calculated re-scheduled date. All shipment of Active Material shall be accompanied by certificate(s) of analysis from the Active Material manufacturer Éclat, confirming the identity, purity and compliance with the Active Material specifications.

(vii)	Bill Back Items. Bill Back Items shall be charged to Éclat at Patheon’s cost plus the agreed upon handling fee of 10%.

(viii)
Product Rejection for Finished Product Specification Failure. Internal process specifications shall be defined and mutually agreed upon. If Patheon manufactures Product in accordance with the agreed upon process specifications and a batch or portion of batch of Product does not meet a Finished Product Specification, Éclat shall pay Patheon the applicable fee per unit for such nonconforming Product.

2.2    Active Material Yield
(a)    Reporting. Patheon will give Éclat a quarterly inventory report of the Active Materials held by Patheon using the inventory report form set out in Exhibit E, which will contain the following information for the quarter:
Quantity Received: The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.
Quantity Dispensed: The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Materials that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Materials that complies with the Specifications held at the end of the period. The Quantity Dispensed will only include Active Materials received and dispensed in commercial manufacturing of Products and, for certainty, will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.
Quantity Converted: The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.1 or 6.2), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1 or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws.
Within sixty (60) days after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Exhibit F including the calculation of the “Actual Annual Yield” or “AAY” for the Product at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:
Quantity Converted during the Year        x    100%
Quantity Dispensed during the Year
After Patheon has produced a minimum of ten (10) commercial production batches of Product and has produced commercial production batches for at least six (6) months at the Manufacturing Site (collectively, the “Target Yield Determination Batches”), the Parties will mutually agree on the target yield for the Product at the Manufacturing Site (each, a “Target Yield”).
(b)    Shortfall Calculation. If the Actual Annual Yield falls more than five percent (5%) below the respective Target Yield in a Year, then the shortfall for the Year (the “Shortfall”) will be calculated as follows:
Shortfall = [(Target Yield — 5%) — AAY] * Active Materials Credit Value * Quantity Dispensed
(c)    Credit for Shortfall. If there is a Shortfall for a Product in a Year, then Patheon will credit Éclat’s account for the amount of the Shortfall not later than sixty (60) days after the end of the Year. Each credit under this Section 2.2(c) will be summarized on the reconciliation report form set forth in Exhibit F. Upon expiration or termination of a Product Agreement, any remaining credit owing under this Section 2.2 in relation to such Product Agreement will be paid to Éclat. The Annual Shortfall, if any, will be disclosed by Patheon on the reconciliation report form.
(d)    Maximum Credit. For the first ten (10) commercial production batches of Product under a Product Agreement, Patheon shall have no liability pursuant to this clause 2.2.. Thereafter, Patheon’s liability for Active Materials calculated in accordance with this Section 2.2 for any Product in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D to a Product Agreement.
(e)    No Material Breach. It will not be a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than the Target Yield.
ARTICLE 3

ÉCLAT’S OBLIGATIONS
3.1    Payment.
Pursuant to the terms of this Agreement, Éclat shall pay Patheon for the provision of the Manufacturing Services and related Materials according to the Prices specified in Schedules B and C to a Product Agreement (such fees being subject to adjustment in accordance with the terms hereof).
3.2    Active Materials.
Éclat shall at its sole cost and expense, deliver the Active Materials to Patheon (in accordance with Section 2.1(e) (vi)) in sufficient quantities and at such times to facilitate the provision of the Manufacturing Services by Patheon. The Active Materials shall be held by Patheon on behalf of Éclat on the terms and subject to the conditions herein contained. Title to the Active Materials shall at all times belong to and remain the property of Éclat. Any Active Materials received by Patheon shall only be used by Patheon to provide the Manufacturing Services. Patheon’s liability with respect to any lost or damaged Active Materials shall be as set forth in Section 10.2(a).
ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS
4.1    First Year Pricing.
The Prices for the Products for the first Year are listed in Schedule B to a Product Agreement and are subject to the adjustments set forth in Sections 4.2 and 4.3.
4.2    Price Adjustments - Annual or Year over Year Price Adjustments.
The Prices for the Products during any Year following the first Year of this Agreement shall be determined in accordance with the following:
(a)    Manufacturing Costs. Effective at the beginning of each Year of this Agreement, Patheon shall be entitled to an adjustment to the Manufacturing Services fees in respect of the Products to reflect inflation, which adjustment shall be based on the increase in the Consumer Price Index in September of the preceding Year compared to the same month of the Year prior to that, unless the parties otherwise agree in writing;
(b)    Annual Forecast. To the extent that Patheon determines that the projections contained in the rolling forecast provided pursuant to Section 5.1(a) necessitate that an adjustment be made to the Manufacturing Services fees in respect of any Product for such Year, then Patheon shall be entitled to an appropriate price adjustment to pass on the increase in the cost of providing the Manufacturing Services which is attributable to the changes in the rolling forecast projections.
(c)    Component Costs. To the extent that there is a year over year increase in Component costs in respect of any Product for such Year, then Patheon shall be entitled to an appropriate Price adjustment to pass through the increase in the cost of such Components. In the event that there is a year over year decrease in Component Costs, then such decreases shall be borne equally by the Parties.
(d)    Adjustments Due to Currency Fluctuations. If the parties agree in a Product Agreement to invoice in a currency other than the local currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations. The adjustment will be calculated after all other annual Price adjustments under this Section 4.2 have been made. The adjustment will proportionately reflect the increase or decrease, if any, in the Set Exchange Rate compared to the Set Exchange Rate established for the prior Year or the Initial Set Exchange Rate, as the case may be. An example of the calculation of the price adjustment (for an Italian Manufacturing Site invoiced in USD) is set forth in Exhibit H.
(e)    Pricing Basis. Éclat acknowledges that the Price in respect of a Product in any Year is quoted based upon the Minimum Run Quantity and Annual Volume per Product specified in Schedule B to a Product Agreement or thereafter specified in the forecast provided pursuant to clause (b) of this Section 4.2 for the Year and is subject to change if the specified Minimum Run Quantity changes or if the Annual Volume is not met. For greater certainty, if Patheon and Éclat agree that the Minimum Run Quantity in respect of a Product shall be reduced whether as a result of a decrease in estimated annual volume or otherwise and, as a result of such reduction, Patheon’s costs to perform the Manufacturing Services and acquire the Materials relating to such Product increase on a per unit basis, then Patheon shall be entitled to an increase in the Price in respect of such Product by an amount sufficient to absorb those increases.
In connection with a Price adjustment pursuant to clause (a) of this Section 4.2, Patheon shall deliver to Éclat on or about the first quarter of each Year, a statement outlining the percentage increase in the Consumer Price Index upon which such price adjustment is based. The adjusted prices shall be effective as of January 1st of the same Year in which the adjustment is required. In connection with all Price adjustments pursuant to clause (b) of this Section 4.2, Patheon shall deliver to Éclat by not later than the end of October a revised Schedule B to the Product Agreement in draft form and such information reasonably sufficient to demonstrate that a Price adjustment is justified. Upon delivery of such required Price adjustment information pursuant to clause (b) herein, each of Éclat and Patheon shall forthwith use all reasonable efforts acting in good faith to agree on a revised Price for the Products and Schedule B to the Product Agreement shall be amended accordingly. Such revised Price shall be effective with respect to any Product delivered after the end of the then current Year. In connection with, a Price adjustment pursuant to clause (c) of this section 4.2, Patheon shall deliver to Éclat documentation demonstrating the increase in the Component Cost.
4.3    Price Adjustments — Within the Current Year.
During any Year of this Agreement, the Prices set out in Schedule B to a Product Agreement shall be subject to adjustment in accordance with the following:
(a)    Extraordinary Increases in Component Costs. If at any time market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon shall be entitled to an adjustment to the Price in respect of any affected Product to compensate it for such increased Component costs. For the purposes of this clause (b), changes materially greater than normal forecasted increases shall be considered to have occurred if: (i) the cost of a Component increases by 10% of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by 5% of the total Component costs for such Product upon which the most recent fee quote was based. To the extent that Component costs have been previously adjusted pursuant to clause (c) of Section 4.2 or this clause (b) to reflect an increase in the cost of one or more Components, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Component (or Components) at the time the last of such adjustments were made.
In connection with a Price adjustment pursuant to this Section 4.3, Patheon shall deliver to Éclat a revised Schedule B to the Product Agreement and such budgetary pricing information, adjusted Component costs or other documentation reasonably sufficient to demonstrate that a Price adjustment is justified, provided that Patheon shall have no obligation to provide any supporting documents to the extent such documents are subject to obligations of confidentiality between Patheon and its suppliers. Upon delivery of such required documents, each of Éclat and Patheon shall forthwith use all reasonable efforts to agree on a revised Price for each affected Product and Schedule B to the Product Agreement shall be amended accordingly.
4.4    Adjustments Due to Technical Changes.
Amendments to the Specifications or the Quality Agreement requested by Éclat will only be implemented following a technical and cost review by Patheon and are subject to Éclat and Patheon reaching agreement as to revisions, if any, to the Prices specified in Schedules B or C to a Product Agreement necessitated by any such amendment. Amendments to the Specifications and the Quality Agreement requested by Patheon will only be implemented following the approval of Éclat, such approval not to be unreasonably withheld. If Éclat accepts a proposed Price change, the proposed change in the Specifications shall be implemented, and the Price change shall become effective only with respect to those orders of Products that are manufactured in accordance with the revised Specifications. In addition, Éclat agrees to purchase, at Patheon’s cost therefor (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), all Inventory utilized under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 5.2, to the extent that such Inventory can no longer be utilized under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or in accordance with Section 5.2 shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by Éclat.
4.5    Multi-Country Packaging Requirements.
If and when Éclat decides that it wishes to have Patheon provide manufacturing services in respect of the Product for countries where the Product is not being currently marketed, then Éclat shall inform Patheon of the packaging requirements for each new country and Patheon shall prepare a quotation for consideration by Éclat of the additional Component costs, if any, and the changeover fees for the Product destined for each such new country. The agreed additional packaging requirements and related packaging costs and change over fees shall be set out in a written amendment to this Agreement.
ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT
5.1    Orders and Forecasts.
(a)    Rolling Forecasts. Concurrent with the execution of this Agreement, Éclat shall provide Patheon with a written non-binding 12 month forecast of the volume of each Product that Éclat then anticipates will be required to be produced and delivered to Éclat or its designee during each month of that 12 month period. Such forecast will be updated by Éclat monthly on or before the 10th day of each calendar month on a rolling 12 month basis and updated forthwith upon Éclat determining that the volumes contemplated in the most recent of such forecasts has changed by more than 20%.
The most recent 12 month forecast shall prevail.
(b)    Firm Orders. The first three (3) months and five (5) days of the initial rolling forecast shall constitute a firm written order in the form of a purchase order or otherwise (“Firm Order”) on the part of the Éclat to purchase and, when accepted by Patheon, for Patheon to supply the quantity of the Product. Thereafter, on or before the 10th day of each calendar month, Éclat shall issue Firm Orders for Manufacturing Services in respect of the Products to be produced and delivered to Éclat on a date not less than three (3) months from the first day of the calendar month immediately following the date that the Firm Order is submitted. Such Firm Orders submitted to Patheon shall specify Éclat’s Manufacturing Services purchase order number, quantities by Product type, monthly delivery schedule and any other elements necessary to ensure the timely production and shipment of the Products. The quantities of Products ordered in such written orders shall be firm and binding on Éclat and shall not be subject to reduction by Éclat.
(c)    Three Year Forecast. On or before the 10th day of June of each Year, Éclat shall provide Patheon with a written non-binding three-year forecast (broken down by quarters for the second and third years of the forecast) of the volume of each Product Éclat then anticipates will be required to be produced and delivered to Éclat during the three-year period.
5.2    Reliance by Patheon.
(a)    Éclat understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted pursuant to Sections 5.1(a) and (b) in ordering or procuring the ordering the Components required to meet such Firm Orders. In addition, Éclat understands that to ensure an orderly supply of such Components, it may be desirable for Patheon to purchase such Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Éclat. Accordingly, Éclat authorizes Patheon to purchase Components in order to satisfy the Manufacturing Services requirements for Products for the first six (6) months contemplated in the most recent forecast provided by Éclat pursuant to Section 5.1(a) and agrees that Patheon may make such other purchases of Components to meet Manufacturing Services requirements during such longer periods as may be agreed to in writing from time to time by Éclat at the request of Patheon or Éclat. If Components ordered by Patheon pursuant to Firm Orders or this Section 5.2 are not included in finished Products manufactured for Éclat within six (6) months after the forecasted month in respect of which such purchases have been made (or such longer period as the parties may agree) or if such Components have expired during such period, then Éclat shall pay to Patheon its costs therefor (including all costs incurred by Patheon in connection with the purchase and handling of such Components); provided, however, that in the event such Components are incorporated into Products subsequently manufactured for Éclat. or into third party products manufactured by Patheon for a third party, Éclat will receive credit for any costs of such Components previously paid to Patheon by Éclat.
(b)    Patheon shall provide Éclat, initially upon execution of a Product Agreement and thereafter on an annual basis, with a listing of all Components which are unique to Éclat, which Patheon anticipates purchasing or being required to be purchased pursuant to the terms of this Agreement (in accordance with rolling forecasts and Firm Orders as per Section 5.1(a) and (b)) in the form as set out in Exhibit G (the “Exclusive Component Purchasing Summary”). The Exclusive Components Purchasing Summary shall indicate which Components have a limited shelf-life and which are subject to minimum order quantities as specified by the supplier. Subject to the provisions of subsection (a) above, Éclat shall be liable for the costs of all Components purchased by Patheon for use under this Agreement not used to perform Manufacturing Services prior to the expiry of the Component’s shelf life. Reimbursement from Éclat shall be due, where applicable, within 30 days of notification from Patheon that said Component has expired. Patheon shall not be obligated to provide specific pricing information regarding any Component which is subject to confidentiality obligations between Patheon and its supplier.
5.3    Minimum Orders.
Éclat may only order Manufacturing Services in respect of batches of Products in multiples of the Minimum Run Quantities as set out in Schedule B to a Product Agreement.
5.4    Shipments.
Shipments of Products shall be made in accordance with Exhibit D unless otherwise mutually agreed. Subject to Patheon’s limitation of liability set out in section 10.2, risk of loss or of damage to Products shall remain with Patheon until the Products are loaded onto the carrier’s vehicle for shipment at the EXW (Incoterms 2010) shipping point at which time risk of loss or damage shall transfer to Éclat. Patheon shall, in accordance with Éclat’s instructions and as agent for Éclat, (i) arrange for shipping to be paid by Éclat and (ii) at Éclat’s risk and expense, obtain any export licence or other official authorization necessary to export the Products. Éclat shall arrange for insurance and shall select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement.
5.5    Invoices and Payment.
Invoices shall be sent by fax or email to such fax number or email address as may be provided by Éclat in writing from time to time. Invoices will be sent at the time the Product is manufactured and released by Patheon or its Affiliate to Éclat. Patheon shall also submit to Éclat, with each shipment of Products, a duplicate copy of the invoice covering such shipment. Patheon shall also provide Éclat with an invoice covering any Inventory or Components which are to be purchased by Patheon pursuant to the terms of this Agreement. Each such invoice shall, to the extent applicable, identify Éclat’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges and the total amount to be remitted by Éclat. Éclat shall pay all such invoices within thirty (30) days of the date thereof. Interest on past due accounts will accrue at one percent (1%) per month or part thereof.
ARTICLE 6

PRODUCT CLAIMS AND RECALLS
6.1    Product Claims.
(a)    Product Claims. Éclat has the right to reject any portion of any shipment of Products that deviates from the Specifications, cGMPs or Applicable Laws without invalidating any remainder of such shipment. Éclat shall inspect the Products manufactured by Patheon upon receipt thereof and shall give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications, cGMPs and Applicable Laws within thirty (30) days after Éclat’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within thirty (30) days after discovery thereof by Éclat, but in no event after the expiration date of the Product). Should Éclat fail to provide Patheon with the Deficiency Notice within the applicable 30—day period, then the delivery shall be deemed to have been accepted by Éclat on the 30th day after delivery or discovery, as applicable. Except as set out in Section 6.3, Patheon shall have no liability for any deviations for which it has not received notice within the applicable 30-day period.
(b)    Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon shall have ten (10) days to advise Éclat by notice in writing that it disagrees with the contents of such Deficiency Notice. If Éclat and Patheon fail to agree within ten (10) days after Patheon’s notice to Éclat as to whether any Products identified in the Deficiency Notice deviate from the Specifications, cGMPs or Applicable Laws, then the parties shall mutually select an independent laboratory to evaluate if the Products deviate from the Specifications or cGMPs. Such evaluation shall be binding on the parties, and if such evaluation certifies that any Products deviate from the Specifications or cGMPs, Éclat may reject those Products in the manner contemplated in this Section 6.1. In that event the evaluation costs will be borne by Patheon, otherwise Éclat will be responsible for the evaluation costs. If such evaluation does not so certify in respect of any such Products, then Éclat shall be deemed to have accepted delivery of such Products on the 40th day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on the 40th day after discovery thereof by Éclat, but in no event after the expiration date of the Product).
(c)    Shortages. Claims for shortages in the amount of Products shipped by Patheon shall be dealt with as may reasonably be agreed to by the parties.
6.2    Product Recalls and Returns.
(a)    Records and Notice. Patheon and Éclat shall each maintain such records as may be necessary to permit a Recall of any Products delivered to Éclat or customers of Éclat. Each party shall promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products and/or which might result in the Recall or seizure of the Products. Upon receiving any such notice or upon any such discovery, each party shall cease and desist from further shipments of such Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented by Éclat. “Recall” shall mean any action (i) by Éclat to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall shall also include any action by either party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.
(b)    Recalls. In the event (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert with respect to a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) Éclat determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Éclat, having regard to all applicable laws and regulations.
(c)    Product Returns. Éclat shall have the responsibility for handling Éclat returns of the Products. Patheon shall provide Éclat with such assistance as Éclat may reasonably require to handle such returns.
6.3    Patheon’s Responsibility for Defective and Recalled Products.
(a)    Defective Product. In the event Éclat rejects Products in accordance with Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws, Patheon will credit Éclat’s account for Patheon’s invoice price for such defective Products. If Éclat shall have previously paid for such defective Products, Patheon shall promptly, at Éclat’s election, either: (i) refund the invoice price for such defective Products; (ii) offset such amount against other amounts due to Patheon hereunder; or (iii) provide a replacement of such Products with conforming Products as soon as reasonably possible without Éclat being liable for payment therefor under Section 3.1, contingent upon the receipt by Patheon from Éclat of all Active Materials required for the manufacture of such replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2.
(b)    Recalled Product. To the extent that a Recall or return results from, or arises out of, a failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws, Patheon shall be responsible for the documented out-of-pocket expenses of such Recall or return and shall use its commercially reasonable efforts to replace the Recalled or returned Products with new Products, contingent upon the receipt from Éclat of all Active Materials required for the manufacture of such replacement Products. For the avoidance of doubt, save that Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2, Patheon shall not be liable, under any circumstances, for the loss or reimbursement therefor of Active Materials. In the event that Patheon is unable to replace the Recalled or returned Products (except where such inability results from a failure to, receive the required Active Materials), then Éclat may request Patheon to reimburse Éclat for the price that Éclat paid to Patheon for Manufacturing Services in respect of the affected Products. In all other circumstances, Recalls, returns or other corrective actions shall be made at Éclat’s cost and expense.
(c)    Product Claims. Except as provided in Sections 6.3(a) and (b) above, neither Patheon nor its Affiliates shall be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, “Product Claims”). For greater certainty, neither Patheon nor its Affiliates shall have any obligation for any Product Claims to the extent such Product Claim (i) is caused by deficiencies with respect to the Specifications, the safety, efficacy or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iii) results from a defect in the Active Materials or Components supplied by Éclat that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after such Product is shipped by Patheon pursuant to Section 5.4, (v) is due to packaging or labelling defects or omissions for which Patheon have no responsibility, (vi) is due to any unascertainable reason despite Patheon or its Affiliates having provided the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws, or (vii) is due to any other breach by Éclat of its obligations under this Agreement.
6.4    Disposition of Defective or Recalled Products.
Éclat shall not dispose of any damaged, defective, returned or Recalled Products in relation to which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Éclat to return such Products to Patheon or its Affiliate. Patheon shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Products in relation to which it bears responsibility under Section 6.3 hereof. In all other circumstances, Éclat shall bear the cost of disposition, including all applicable fees for Manufacturing Services, with respect to any damaged, defective, returned or Recalled Products.
6.5    Healthcare Provider or Patient Questions and Complaints.
Éclat shall have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon or its Affiliates from Éclat’s customers, healthcare providers or patients shall be promptly referred to Éclat. Patheon shall co-operate or procure the co-operation of its Affiliate as reasonably required to allow Éclat to determine the cause of and resolve any such questions and complaints. Such assistance shall, include follow-up investigations, including testing. In addition, Patheon shall provide Éclat with all mutually agreed upon information that will enable Éclat to respond properly to questions or complaints relating to the Products as provided in the Quality Agreement. Unless it is determined that the cause of any such complaint resulted from a failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws, all costs incurred in respect of this Section 6.5 shall be borne by Éclat.
6.6    Sole Remedy
Except for the indemnity provided in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 shall be Éclat’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws.
ARTICLE 7

CO-OPERATION
7.1    Quarterly Review.
Each party shall forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers shall meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.
7.2    Governmental Agencies.
Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding such Products if in the opinion of that party’s counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided, however, that unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such party shall permit the other party to accompany and take part in any communications with the agency, and to receive copies of all such communications from the agency.
7.3    Records and Accounting by Patheon.
Patheon shall keep records of the manufacture, testing and shipping of the Products, and retain samples of such Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of one year following the date of Product expiry, or longer if required by law at which time Éclat will be contacted concerning the delivery and destruction of such documents and/or Products. Éclat is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Éclat.
7.4    Inspection.
Éclat may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, provided a Patheon representative is present during any such inspection.
7.5    Access.
Patheon will provide Éclat with reasonable access at mutually agreeable times to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled or shipped to permit Éclat to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs and Applicable Laws. But, with the exception of “for-cause” audits, Éclat will be limited each Year to one cGMP-type audit, lasting no more than two (2) days, and involving no more than two (2) auditors. Éclat may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of $5,000 for each additional audit day and $1,000 per audit day for each additional auditor. The right of access provided in this Section 7.5 will not include a right to access or inspect Patheon or its Affiliate’s financial records.
7.6    Notification of Regulatory Inspections.
Patheon shall notify Éclat within one (1) Business Day of any inspections by any governmental agency specifically involving the Products, including the manufacturing of the Products. Patheon shall also notify Éclat within one (1) Business Day of receipt of any form 483’s or immediately by telephone in the event of a warning letter or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products. Patheon shall also notify Éclat within one (1) Business Day of notices or requests for information or other communications related to the Products.
7.7    Reports.
Patheon will procure the supply on an annual basis (and at Éclat’s expense) all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing and storage), that Éclat reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Éclat is required to file with the FDA.
7.8    FDA Filings
(a)    Regulatory Authority. Éclat shall have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be Éclat-PUK MSA required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. Unless required by law or regulation, Patheon shall not directly communicate with the FDA regarding the Product without the prior written consent of Éclat. Patheon shall assist Éclat, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.
(b)    Verification of Data. At least twenty-one (21) calendar days prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon or its Affiliates, Éclat shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify the accuracy and regulatory validity of such documents as they relate to Patheon or its Affiliate’s generated data.
(c)    Verification of CMC. At least twenty-one (21) calendar days prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) related to any Marketing Authorization, such as a New Drug Application or Abbreviated New Drug Application, Éclat shall provide Patheon with a copy of the CMC as well as all supporting documents which have been relied upon to prepare the CMC. Such disclosure shall permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform pursuant to this Agreement. Éclat shall provide Patheon with copies of all FDA filings at the time of submission which contain CMC information regarding the Product.
(d)    Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information provided by Éclat in accordance with paragraphs (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon shall notify Éclat in writing of such Deficiencies. The parties shall work together to have such Deficiencies resolved prior to any pre-approval inspection.
(e)    Éclat Responsibility. For clarity, the Parties agree that in reviewing the documents referred to in paragraph (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon shall not assume any responsibility for the accuracy of any application for receipt of an approval by a regulatory authority. Éclat is solely responsible for the preparation and filing of the application for approval by the regulatory authorities and any relevant costs shall be borne by Éclat.
(f)    Inspection by Regulatory Authorities. If Éclat does not provide Patheon with the documents requested pursuant to paragraph (b) above within the time stipulated in these paragraphs and if Patheon reasonably believes that Patheon’s standing with a regulatory authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the regulatory authority until such time as Patheon has reviewed the requested documents and is satisfied with their contents.
ARTICLE 8

TERM AND TERMINATION
8.1    Initial Term.
This Agreement shall become effective as of the Effective Date and shall continue until such time as there are no Product Agreements in effect.
The term of each Product Agreement will be stated within said Product Agreement
8.2    Termination for Cause.
(a)    Either party at its sole option may terminate this Agreement or a Product Agreement upon written notice in circumstances where the other party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement or the Product Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of said breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement or a Product Agreement pursuant to this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (in circumstances where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party shall be deemed to have waived the breach of the representation, warranty or obligation described in the Breach Notice.
(b)    Either party at its sole option may immediately terminate this Agreement or a Product Agreement upon written notice, but without prior advance notice, to the other party in the event that: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (iii) this Agreement or a Product Agreement is assigned by such other party for the benefit of creditors.
(c)    Éclat may terminate this Agreement or a Product Agreement as to any Product upon thirty (30) days’ prior written notice in the event that any governmental agency takes any action, or raises any objection, that prevents Éclat from importing, exporting, purchasing or selling such Product. However, in such event Éclat will make any payment due to Patheon under clause 4 above for the then current Year in addition to any other obligations Éclat may have in the event of termination under Section 8.4 below.
(d)    Patheon may terminate this Agreement or a Product Agreement upon six (6) months’ prior written notice if Éclat assigns pursuant to Section 13.6 any of its rights under this Agreement or a Product Agreement to an assignee that, in the opinion of Patheon acting reasonably, is: (i) not a credit worthy substitute for Éclat or (ii) a competitor of Patheon; or (iii) an entity with whom Patheon has had prior unsatisfactory business relations because for example it has failed to settle accounts on time or otherwise shown a willingness not to, or inability to, fulfill its contractual obligations on time or at all.
8.3    Product Discontinuation.
Éclat shall provide at least six (6) months’ advance notice if it intends to no longer order Manufacturing Services for a Product due to that Product’s discontinuance in the market.
8.4    Obligations on Termination.
If a Product Agreement is completed, expires or is terminated in whole or in part for any reason, then (in addition to any other remedies Patheon may have in the event of default by Éclat):
(a)    Éclat shall take delivery of and pay for all undelivered Products that are manufactured and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed;
(b)    Éclat shall purchase, at Patheon’s cost (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given;
(c)    Éclat shall satisfy the purchase price payable pursuant to Patheon’s orders with suppliers of Components unique to, or specifically purchased for, Éclat’s product(s), provided such orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;
(d)    Patheon shall return to Éclat all unused Active Materials (with shipping and related expenses, if any, to be borne by Éclat); and
(e)    Éclat acknowledges that no competitor of Patheon shall be permitted access to the Manufacturing Site.
(f)    Éclat shall make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within ten (10) Business Days, all of Éclat’s Components, Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, Equipment or other moveable property owned by Éclat, related to the Product Agreement and located at Patheon’s site or that is otherwise under Patheon’s care and control (“Éclat Property”). Éclat shall pay to Patheon a thirty dollar ($30.00) per square foot per month storage fee for all Éclat Property remaining at Patheon’s site(s) after the tenth (10th) Business Day following the completion, termination or expiration of the Product Agreement and will assume any third party storage charges invoiced to Patheon regarding any such Éclat Property. Patheon will invoice Éclat for such storage charges according to the provisions of section 5.5 of this Agreement.
Any termination or expiration of a Product Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under the Product Agreement. For greater certainty, termination of a Product Agreement for any reason shall not affect the obligations and responsibilities of the parties which are explicitly or impliedly intended to survive termination or expiry of the Product Agreement (as stated in this Agreement or said Product Agreement) and such provisions shall survive any termination.
ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1    Authority
Each party covenants, represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
9.2    Éclat Warranties.
Éclat covenants, represents and warrants that:
9.2.1    Non-Infringement.
(a)    the Specifications for each of the Products are its or its Affiliate’s property and that Éclat may lawfully disclose the Specifications to Patheon;
(b)    any Intellectual Property, other than Patheon Intellectual Property, utilized by Patheon in connection with the provision of the Manufacturing Services according to the Specifications (i) is Éclat’s or its Affiliate’s unencumbered property, (ii) may be lawfully used as directed by Éclat, and (iii) such use does not knowingly infringe and will not knowingly infringe any Third Party Rights after having made due and careful enquiries;
(c)    the provision of the Manufacturing Services by Patheon in respect of any Product pursuant to this Agreement or any Product Agreement or use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement or under any Product Agreement does not and will not infringe any Third Party Rights;
(d)    there are no actions or other legal proceedings, the subject of which is the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use or other disposition of any Product made in accordance with the Specifications;
9.2.2    Quality and Compliance.
(a)    the Specifications for all Products conform to all applicable cGMPs and Applicable Laws; and
(b)    the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in the Territory where appropriate regulatory authorization has been granted, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption.
(c)    Éclat represents and warrants that, on the date of receipt by Patheon, the API will conform to the specifications for the API that Éclat has provided to Patheon. Éclat further warrants that the API will be adequately contained, packaged and labelled and will conform to the affirmations of fact on the container.
9.3    Patheon Warranties.
(a)    Patheon warrants that it shall perform the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws.
(b)    Patheon warrants that all Product shipped to Éclat or its designee shall be free and clear of all liens, security interests and other encumbrances.
(c)    Patheon represent and warrants Éclat its employees, officers agents and representatives and the facilities used to manufacture the Products are and shall at all times during the term of this Agreement remain properly qualified under and in compliance with all applicable laws, rules and regulations to the extent required in order for Patheon to fulfill its obligations under this Agreement.
(d)    Patheon shall maintain quality assurance procedures in accordance with Applicable Laws.
(e)    Patheon warrants that any Manufacturing Services Based Intellectual Property utilized by Patheon in connection with the provision of the Manufacturing Services (i) is Patheon’s unencumbered property, (ii) may be lawfully used as used by Patheon or its Affiliates, and (iii) such use does not knowingly infringe and will not knowingly infringe any Third Party Rights after having made due and careful enquiries.
(f)    Patheon warrants that it shall be liable to Éclat for any Manufacturing Services it subcontracts to its Affiliates not in accordance with this Agreement.
(g)    All Materials sourced by Patheon shall be sold to Éclat with, and only with, such warranty as Patheon receives from its supplier for said Materials. Patheon makes no further warranty of any kind, express or implied, in relation to said Materials.
9.4    Debarred Persons.
Patheon covenants that it will not, in the performance of its obligations under this Agreement, use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States).
9.5    Permits.
Éclat shall be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals in respect of the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.
Patheon shall maintain at all relevant times all governmental permits, licenses, approval, and authorities to the extent required to enable it to lawfully and properly perform the Manufacturing Services.
9.6    No Warranty.
PATHEON AND ÉCLAT MAKE NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE PRODUCTS.
ARTICLE 10

REMEDIES AND INDEMNITIES
10.1    Consequential Damages.
UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR (I) ANY (DIRECT OR INDIRECT) LOSS OF PROFITS, OF PRODUCTION, OF ANTICIPATED SAVINGS, OF BUSINESS OR GOODWILL OR (II) FOR ANY OTHER LIABILITY, DAMAGE, COSTS OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF AN INDIRECT OR CONSEQUENTIAL NATURE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
10.2    Limitation of Liability.
(a)    Active Materials. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.2 UNDER NO CIRCUMSTANCES WILL PATHEON BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO THE ACTIVE MATERIALS. PATHEON’S MAXIMUM RESPONSIBILITY FOR LOSS OR DAMAGE TO THE ACTIVE MATERIALS WILL NOT EXCEED THE MAXIMUM CREDIT VALUE SET FORTH IN SCHEDULE D TO A PRODUCT AGREEMENT.
(b)    Maximum Liability. PATHEON’S MAXIMUM LIABILITY TO ÉCLAT UNDER THIS AGREEMENT OR ANY PRODUCT AGREEMENT FOR ANY REASON WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY ARISING UNDER ARTICLE 6 OR SECTION 10.3 HEREOF OR RESULTING FROM ANY AND ALL BREACHES OF ITS REPRESENTATIONS, WARRANTIES, OR ANY OTHER OBLIGATIONS UNDER THIS AGREEMENT OR ANY PRODUCT AGREEMENT WILL NOT EXCEED ON A PER PRODUCT BASIS 25% OF THE TOTAL REVENUES TO PATHEON UNDER THE APPLICABLE PRODUCT AGREEMENT IN THE YEAR IN WHICH THE CLAIM AROSE.
(c)
(d)    Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement or any Product Agreement shall act to exclude or limit either party’s liability for personal injury, death or fraudulent misrepresentation caused by the negligence of either party.
10.3    Indemnification by Patheon.
Subject to Sections 10.1 and 10.2, Patheon agrees to defend, indemnify and hold Éclat, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of personal injury or property damage to the extent that such injury or damage is the result of a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Éclat, its officers, employees or agents or Affiliates.
In the event of a claim, Éclat shall: (a) promptly notify Patheon of any such claim; (b) use commercially reasonable efforts to mitigate the effects of such claim; (c) reasonably cooperate with Patheon in the defence of such claim; (d) permit Patheon to control the defence and settlement of such claim, all at Patheon’s cost and expense.
10.4    Indemnification by Éclat.
Subject to Sections 10.1 and 10.2, Éclat agrees to defend, indemnify and hold Patheon, its Affiliates, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in respect of the Products, or any portion thereof, and/or any claim of personal injury or property damage to the extent that such injury or damage is the result of a breach of this Agreement or Product Agreement by Éclat, including, without limitation, any representation or warranty contained herein, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees or agents.
In the event of a claim, Patheon shall: (a) promptly notify Éclat of any such claims; (b) use commercially reasonable efforts to mitigate the effects of such claim; (c) reasonably cooperate with Éclat in the defence of such claim; (d) permit Éclat to control the defence and settlement of such claim, all at Éclat’s cost and expense.
10.5    Reasonable Allocation of Risk.
The provisions of this Agreement (including, without limitation, this Article 10) are reasonable and create a reasonable allocation of risk having regard to the relative profits the parties respectively expect to derive from the Products, and that Patheon, in its fees for the provision of the Manufacturing Services, has not accepted a greater degree of the risks arising from the manufacture, distribution and use of the Products, based on the fact that Éclat has developed and holds the marketing approval for the Products and requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and that Éclat and not Patheon is in a position to inform and advise potential users of the Products as to the circumstances and manner of use of the Products.
ARTICLE 11

CONFIDENTIALITY
11.1    Confidentiality.
The provisions of the Confidentiality Agreement shall apply to all confidential information disclosed by the parties under this Agreement or any Product Agreement, which agreement remains in effect in accordance with its terms; provided, however, that in the event the Confidentiality Agreement expires or is terminated prior to the expiration or termination of this Agreement or any Product Agreement, the terms of the Confidentiality Agreement shall continue to govern the parties’ obligations of confidentiality with respect to any confidential or proprietary information disclosed by the parties hereunder, for the term of this Agreement or Product Agreement, as though such agreement remained in full force and effect.
ARTICLE 12

DISPUTE RESOLUTION
12.1    Commercial Disputes.
In the event of any dispute arising out of or in connection with this Agreement or any Product Agreement (other than a dispute determined in accordance with Section 6.1(b) or a Technical Dispute), the parties shall first try to solve it amicably. In this regard, any party may send a notice of dispute to the other, and each party shall appoint, within ten (10) Business Days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten (10) Business Day period set forth above, such dispute shall immediately be referred to the Chief Operating Officer (or such other officer as he/she may designate) of each party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.16.
12.2    Technical Dispute Resolution.
In the event of a dispute (other than disputes in relation to the matters set out in Sections 6.1(b) and 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage or other activities under this Agreement or any Product Agreement (a “Technical Dispute”), the parties shall make all reasonable efforts to resolve the dispute by amicable negotiations. In this regard, senior representatives of each party shall, as soon as practicable and in any event no later than ten (10) Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite such meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within thirty (30) Business Days of such written request, the Technical Dispute shall, at the request of either party, be referred for determination to an expert in accordance with the provisions of Exhibit B. In the event that the parties cannot agree whether a dispute is a Technical Dispute, Section 12.1 shall prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement nor any Product Agreement (including Exhibit B (Technical Dispute Resolution)) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
ARTICLE 13

MISCELLANEOUS
13.1    Inventions.
(a)    For the term of this Agreement, Éclat hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Éclat’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.
(b)    All Intellectual Property generated or derived by Patheon in the course of performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use and sale of Éclat’s Product that is the subject of the Manufacturing Services, shall be the exclusive property of Éclat.
(c)    All Manufacturing Services Based Intellectual Property generated or derived by Patheon in the course of performing the Manufacturing Services shall be the exclusive property of Patheon; Patheon hereby grants to Éclat a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license of the Manufacturing Services Based Intellectual Property used to manufacture the Product(s) which Éclat may use for the manufacture of the Product(s).
(d)    Each party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions.
(e)    Either party shall give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by such party.
13.2    Intellectual Property.
Subject to Section 13.1, all Intellectual Property of Éclat shall be owned by Éclat and all Intellectual Property of Patheon shall be owned by Patheon. Neither party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party shall use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.
13.3    Insurance.
Each party shall maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of two (2) years thereafter, which insurance shall afford limits of not less than (i) $5,000,000 for each occurrence for personal injury or property damage liability; and (ii) $5,000,000 in the aggregate per annum with respect to product and completed operations liability. If requested each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty (30) days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such party, then such party shall forthwith notify the other party in writing and the parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.
13.4    Independent Contractors.
The parties are independent contractors and this Agreement and any Product Agreement shall not be construed to create between Patheon and Éclat any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venture, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.
13.5    No Waiver.
Either party’s failure to require the other party to comply with any provision of this Agreement or any Product Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2.
13.6    Assignment.
(a)    Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the written consent of Éclat, this consent not to be unreasonably withheld. But Patheon, with Éclat’s written consent may arrange for subcontractors to perform specific testing services arising under any Product Agreement. Further it is specifically agreed that Patheon may subcontract any part of the Services to any of its Affiliates.
(b)    Subject to Section 8.2(d), Éclat may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon; provided, however, that Éclat shall give prior written notice of any assignment to Patheon, any assignee shall covenant in writing with Patheon to be bound by the terms of this Agreement and any Product Agreement and Éclat shall remain liable hereunder. Any partial assignment will be subject to a cost review of the assigned Products by Patheon and is subject to assignee and Patheon reaching agreement as to revisions, if any, to the fees, failing such agreement, Patheon may terminate this Agreement or any Product Agreement on twelve (12) months’ prior written notice to the assignee.
(c)    Notwithstanding the foregoing provisions of this Section 13.6, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, provided that such assignee executes an agreement with the non-assigning party hereto whereby it agrees to be bound hereunder. Any additional costs arising solely from the assignment to a successor or to a purchaser of all or substantially all of its business shall be for assignor’s account.
13.7    Force Majeure.
Neither party shall be liable for the failure to perform its obligations under this Agreement or any Product Agreement if such failure is occasioned by a cause or contingency beyond such party’s reasonable control, including, but not limited to, strikes or other labour disturbances or lockouts but only to the extent they are beyond such party’s reasonable control, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Neither party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.
13.8    Additional Product.
Additional products may be added to this Agreement through a further Product Agreement and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by amendments to Schedules A, B, C and D of the Product Agreement as applicable.
13.9    Notices.
Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal delivery, by telecopier, facsimile communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses, telecopier or facsimile numbers or electronic mail addresses set forth below:
If to Éclat:
Éclat Pharmaceuticals, LLC. 699 Trade Center Blvd., Suite A, Chesterfield, MO 63005
Attention: Chris Keith
Facsimile No.: 636-449-1850
Email address: ckeith@Éclatpharma.com

If to Patheon:
Patheon UK Limited. Kingfisher Drive, Covingham, Swindon, Wiltshire, SN3 5BZ. United Kingdom
Attention: Site Director
CC:    Legal Counsel
Facsimile No.: +44 (0)1793 501081

with a copy to the relevant Patheon Affiliate (if relevant) named as a subcontractor of Patheon in the relevant Product Agreement at the address stated in paragraph 6 of said Product Agreement.
or to such other addresses, telecopier or facsimile numbers or electronic mail addresses provided to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, telecopier, facsimile or electronic mail shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five (5) days after being deposited in the European Union mail, postage prepaid or upon receipt, whichever is sooner.
13.10    Severability.
If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions, and each provision is hereby declared to be separate, severable and distinct.
13.11    Entire Agreement.
This Agreement, together with the applicable Product Agreement, Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents shall be this Agreement, the Product Agreement the Quality Agreement and the Confidentiality Agreement.
13.12    Other Terms.
No terms, provisions or conditions of any purchase order or other business form or written authorization used by Éclat or Patheon will have any effect on the rights, duties or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of Éclat or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Agreement or the applicable Product Agreement and is signed by (the authorised representatives of) both parties.
13.13    No Third Party Benefit or Right.
For greater certainty, nothing in this Agreement or any Product Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement.
13.14    Execution in Counterparts.
This Agreement or any Product Agreement may be executed in two or more counterparts, by original or facsimile signature or by “pdf” signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.15    Use of Éclat Name.
Patheon shall not make any use of Éclat’s name, trademarks or logo or any variations thereof, alone or in connection with any other word or words, without the prior written consent of Éclat, which consent shall not be unreasonably withheld. Notwithstanding the above, Éclat agrees that Patheon may include Éclat’s name and logo in lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services only upon the prior written consent of Éclat.
13.16    Governing Law.
This Agreement and, unless otherwise agreed by the parties, any Product Agreement shall be construed and enforced in accordance with the laws of England and the parties hereby irrevocably submit to the exclusive jurisdiction of the English courts for all matters related to this Agreement or any Product Agreement. The 1980 UN Convention on Contracts for the International Sale of Goods and all and any amendments, additions, or further enactments thereof are expressly excluded and shall not apply to this Agreement or any Product Agreement.

SIGNED BY THE PARTIES
PATHEON UK LIMITED By: /s/ Geoff Glass Name: Geoff Glass Title: Executive Vice President Date: 11/19/2012	ÉCLAT PHARMACEUTICALS, L.L.C. By: /s/ Michael S. Anderson . Name: Michael S. Anderson Title: Chief Executive Officer Date:

APPENDIX 1
FORM OF PRODUCT AGREEMENT
(Includes Schedules A to D)
PRODUCT AGREEMENT
This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated [insert date] between Patheon UK Limited and Éclat Pharmaceuticals, L.L.0 (the “Master Agreement”), and is entered into [insert effective date] (the “Effective Date”), between Patheon [applicable Patheon Affiliate], a corporation existing under the laws of [applicable founding jurisdiction for Patheon Affiliate], having a principal place of business at [Patheon Affiliate address] (“Patheon”) and [insert Client name, legal entity, founding jurisdiction and address] (“Client”).
The terms and conditions of the Master Agreement are incorporated herein except to the extent this Product Agreement expressly references the specific provision in the Master Agreement to be modified by this Product Agreement. All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.
The Schedules to this Product Agreement are incorporated into and will be construed in accordance with the terms of this Product Agreement.

1.	Product List and Specifications (See Schedule A attached hereto).

2.	Minimum Order Quantity, Annual Volume, and Price (See Schedule B attached hereto)

3.	Stability Testing and Validation Activities (if applicable) (See Schedule C attached hereto)

4.	Active Materials, Active Materials Credit Value, and Maximum Credit Value (See Schedule D attached hereto)

5.	Territory: (insert the description of the Territory here)

6.	Manufacturing Site: (Insert address of Patheon Manufacturing Site where the Manufacturing Services will be performed)

7.	Inflation Index: (if different from Section under Section 4.2(a) of the Master Agreement)

8.	Product Term: [FOR SERVICES PERFORMED IN THE UK] tbc

9.	Notices: (if applicable under Section 13.9 of the Master Agreement)

10.	Change of Manufacturing Site: (if any variation to clause 2.1b))

11.	Modifications to the Master Agreement: (if applicable under Section 1.2 of the Master Agreement)

12.	Exchange rate mechanism. TBC

13.	Quality Agreement. Copy of the relevant Quality Agreement to be attached hereto.
IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Product Agreement as of the Effective Date set forth above.
PATHEON [applicable Patheon Affiliate]

By:

Name:

Title:

[CLIENT]

By:

Name:

Title:

SCHEDULE A
PRODUCT LIST AND SPECIFICATIONS
Product List

Specifications
Prior to the commencement of commercial manufacturing of Product under this Agreement Éclat shall provide Patheon with originally executed copies of the FDA/EMEA approved Specifications. If the Specifications provided are subsequently amended, then Éclat shall provide Patheon with revised and originally executed copies of such revised Specifications. Upon acceptance of the revised Specifications, Patheon shall provide Éclat with a signed and dated receipt evidencing such acceptance of the revised Specifications by Patheon.

SCHEDULE B
MINIMUM RUN QUANTITY, ANNUAL VOLUME AND PRICE

Product	Minimum Run Quantity	Annual Volume	Price (per unit)
batch

Batch size = _______ litres approximately ______ units
The following cost items are included in the Price for the Products:

•	Product manufactured and packaged under the Agreement

•	Standard certificate of analysis (“COA”)

•	Standard certificate of compliance (“COC”)

•	GMP required retention samples

•	Copies of deviation reports

•	Batch Production Records (“BPR”)/Lot Packaging Records (“LPR”) copies for validation batches, first ten (10) commercial batches and one (1) commercial batch per Year thereafter

•	One label copy change per Year

•	BPR/LPR changes [one change per Year]

•	Common HPLC/GC columns, reagents and lab supplies

•	Copy of the Annual Product Review Report

•	Product Approval Inspection (“PAI”) and copy of FDA Report

•	Simple, routine statistical review

•	Storage of Production Test Record (“PTR”) batches and other experimental batches for three (3) months

•	Storage of registration batches and other experimental batches for two (2) years or until Product approval, whichever comes first

•	Routine sampling and analysis as part of Product manufacture and release

•	Warehousing of equipment, raw materials, API and finished goods for normal commercial supply

•	Release testing of the API

SCHEDULE C
STABILITY TESTING & VALIDATION ACTIVITIES IF APPLICABLE
Patheon and Éclat shall agree in writing on any stability testing to be performed by Patheon in connection with the Products. Such agreement shall specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Éclat in connection with such testing shall be $______ per test point per condition.

SCHEDULE D
ACTIVE MATERIALS

Active Materials	Supplier
•

ACTIVE MATERIALS CREDIT VALUE
The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
Éclat’s actual cost for Active Materials not to exceed $_____ per kilogram

MAXIMUM CREDIT VALUE
Patheon’s liability for Active Materials calculated in accordance with Section 2.2 of the Agreement for any Product in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
15% of the annual value of this Product Agreement

EXHIBIT A
BATCH NUMBERING AND EXPIRATION DATES
Each batch of the Product manufactured by Patheon will bear a unique lot number using Patheon batch numbering system. This number will appear on all documents relating to the particular batch of Product and shall identify the date of manufacture for the batch of Product.
Patheon will calculate the expiration date for the Product for each batch by adding the expiration period of the Product supplied by Éclat to the date of Manufacture of each batch.

EXHIBIT B
TECHNICAL DISPUTE RESOLUTION
Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 shall be resolved in the following matter:
1.    Appointment of Expert. Within ten (10) Business Days after a party requests pursuant to Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties shall jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within such ten (10) Business Day period, or in the event of disclosure of a conflict by an expert pursuant to paragraph 2 hereof which results in the parties not confirming the appointment of such expert, then the parties will proceed to action in a competent court.
2.    Conflicts of Interest. Any person appointed as an expert shall be entitled to act and continue to act as such notwithstanding that at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment provided that before accepting such appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses any such interest or duty and the parties shall after such disclosure have confirmed his appointment.
3.    Not Arbitrator. No expert shall be deemed to be an arbitrator and the provisions of any applicable statute (foreign or domestic) and the law relating to arbitration shall not apply to any such expert or the expert’s determination or the procedure by which the expert reaches his determination to be made pursuant to this EXHIBIT B.
4.    Procedure. Where an expert is appointed:

(a)
Timing. The expert shall be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues such authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within forty-five (45) Business Days (or such other date as the parties and the expert may agree) after receipt of all information requested by him pursuant to paragraph 4(b) hereof.

(b)
Disclosure of Evidence. The parties undertake one to the other to provide to any expert all such evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they shall disclose promptly and in any event within fifteen (15) Business Days of a written request from the relevant expert to do so.

(c)
Advisors. Each party may appoint such counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties shall co¬operate and seek to narrow and limit the issues to be determined.

(d)
Appointment of New Expert. If within the time specified in paragraph 4(a) above the expert shall not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert shall thereupon cease for the purposes of determining the matter at issue between the parties save that if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then such a decision shall have effect and the proposed appointment of the new expert shall be withdrawn.

(e)	Final and Binding. The determination of the expert shall, save in the event of fraud or manifest error, be final and binding upon the parties.

(f)
Costs. Each party shall bear its own costs in connection with any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert shall be shared equally by the parties.

For greater certainty, the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including this EXHIBIT B) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

EXHIBIT C
QUALITY AGREEMENT

EXHIBIT D
SHIPPING LOGISTICS PROTOCOL
Shipping shall be carried out under the following terms and conditions: Exports of Products from Europe to the United States
1.    Shipping terms shall be EXW (as such term is defined in INCOTERMS 2010), the Manufacturing Site.
2.    Éclat, as the importer of record into the United States, shall advise Patheon prior to export of the Products from Europe of Éclat’s designated customs broker and freight forwarder to enable Patheon to complete all applicable shipping documentation.

EXHIBIT E
QUARTERLY ACTIVE MATERIALS INVENTORY REPORT
TO:    ÉCLAT PHARMACEUTICALS, L.L.C
FROM:    PATHEON UK LIMITED.

RE:	Active Materials quarterly inventory report under Section 2.2(a) of the Manufacturing Services Agreement dated • (the “Agreement”)

Reporting quarter:	kg
Active Materials on hand at beginning of quarter:	kg	(A)
Active Materials on hand at end of quarter:	kg	(B)
Quantity Received during quarter:	kg	(C)
Quantity Dispensed during quarter: (A + C — B)	kg
Quantity Converted during quarter: (total Active Materials in Products produced and not rejected, recalled or returned)	kg

Capitalized terms used in this report have the meanings given to the terms in the Agreement.
PATHEON UK LIMITED.    DATE: ____________________
Per: _________________________
Name:
Title:

EXHIBIT F
REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION
AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:    ÉCLAT PHARMACEUTICALS, L.L.C
FROM:    PATHEON UK LIMITED.

RE:	Active Materials annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Manufacturing Services Agreement dated • (the “Agreement”)

Reporting Year ending:		kg
Active Materials on hand at beginning of Year:		kg	(A)
Active Materials on hand at end of Year:		kg	(B)
Quantity Received during Year:		kg	(C)
Quantity Dispensed during Year: (A + C — B)		kg	(D)
Quantity Converted during Year: (total Active Materials in Products produced and not rejected, recalled or returned)		kg	(E)
Active Materials Credit Value:	£	/kg	(F)
Target Yield:	%		(G)
Actual Annual Yield: ((E/D)* 100)%			(H)
Shortfall: (((G — 5) - H)/100)* F* D	(if a negative number, insert zero)		(I)

Based on the foregoing reimbursement calculation Patheon will reimburse Client the amount of £______________.
Capitalized terms used in this report have the meanings given to the terms in the Agreement.
DATE: ______________
Per: _________________________
Name:
Title:

EXHIBIT G
EXCLUSIVE COMPONENTS PURCHASING SUMMARY

EXHIBIT H
EXAMPLE OF PRICE ADJUSTMENT DUE TO CURRENCY FLUCTUATION
Section 4.2(d)

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